Exhibit 1.2

NUVALENT, INC.

AMENDMENT NO. 1 TO

SALES AGREEMENT

October 31, 2022

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated as of August 10, 2022 (the “Original Agreement”), between Cowen and Company, LLC (“Cowen”) and Nuvalent, Inc., a Delaware corporation (the “Company”), pursuant to which the Company agreed that it may sell through Cowen, acting as agent and/or principal, shares of the Company’s Class A common stock, par value $0.0001 per share. All capitalized terms used in this Amendment No. 1 to the Original Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement. Cowen and the Company agree as follows:

A.	The title of the Original Agreement at the top of the first page of the Original Agreement is hereby amended and restated in its entirety as follows:

NUVALENT, INC.

$135,000,000 OF SHARES OF

CLASS A COMMON STOCK

SALES AGREEMENT

B.	The first paragraph of section 1 of the Original Agreement is hereby amended and restated in its entirety as follows:

1. Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Cowen, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $135,000,000 (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of shares of Common Stock issued and sold under this Agreement shall be the sole responsibility of the Company, and, provided it otherwise acts in accordance with its responsibilities under this Agreement and the applicable Placement Notice (as defined below), Cowen shall have no obligation in connection with such compliance. The issuance and sale of Common Stock through Cowen will be effected pursuant to the Registration Statement (as defined below) to be filed by the Company and after such Registration Statement has been declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement (as defined below) to issue the Common Stock.

C.	Except as set forth in Part A and Part B above, all the terms and provisions of the Original Agreement shall continue in full force and effect.

D.

This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment.

E.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g.,www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

F.

This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

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If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this Amendment, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

NUVALENT, INC.

By:	/s/ James R. Porter
Name: James R. Porter, Ph.D.
Title: President and Chief Executive Officer

The foregoing Amendment is hereby confirmed and accepted by Cowen in New York, New York as of the date first above written.

COWEN AND COMPANY, LLC

By:	/s/ Jeff Urlich
Name: Jeff Urlich
Title: Managing Director

[Signature Page to Amendment No. 1]